Zipcar Reports 2012 Third Quarter Results

~ Revenue of $78.2 Million; Adjusted EBITDA of $6.5 Million; US GAAP Net Income of $4.3 Million, or $0.10 per Diluted Share ~

Cambridge, Mass., November 8, 2012 - Zipcar, Inc. (Nasdaq: ZIP), the world's leading car sharing network, today reported results for the third quarter ended September 30, 2012.

Recent Highlights

  Third quarter revenue increased 15% to $78.2 million compared to $68.1 million in the prior year period
  Total members grew 18% from the prior year period to over 767,000 at quarter end
  Third quarter adjusted EBITDA of $6.5 million compared to $4.6 million in the prior year period
  Third quarter US GAAP net income of $4.3 million, or $0.10 per diluted share, compared to net income of $651,000, or $0.02 per diluted share in the prior year period
  Launched Miami as 20th major metro market
  Surpassed the 300 mark of campuses participating in the Zipcar for University program
  Continued European expansion with completion of the integration of Barcelona-based Avancar, Spain's largest car sharing service, and the acquisition of Carsharing.at, a leading Austrian car sharing network
  Launched Zipvan service in Seattle, Los Angeles, Philadelphia and Portland, Oregon

"With our strong results in the quarter, we have raised our full-year guidance and we are on track to deliver 2012 as Zipcar's first full year of profitability on a US GAAP basis.  This is an exciting milestone for our company," commented Scott Griffith, Chairman and CEO. "We expanded our global leadership position by integrating our operations in Barcelona and by acquiring a leading car sharing provider in Austria. Additionally, we have strengthened our technology edge with the successful launch of a new platform and have enhanced both our membership marketing programs and offerings, including a further rollout of our Zipvan cargo van service that is expected to be available in all of our major North American markets in 2013."

Summary Results

For the 2012 third quarter, revenue increased 15% to $78.2 million compared to $68.1 million in the prior year period. Revenue growth in the 2012 third quarter resulted primarily from an 18% increase in membership to over 767,000 members at quarter end. Usage revenue per vehicle per day was unchanged at $65 versus the prior year period. Usage revenue represented $66.9 million in the third quarter of 2012, compared to $58.8 million in the prior year period with fee revenue representing substantially all of the remaining revenue in both periods. Fee revenue represented 14.3% of total revenue in the 2012 third quarter compared to 13.6% in the prior year period.

In Zipcar's Established Markets - Boston, New York, Washington, D.C. and San Francisco - third quarter revenue grew 15% to $45.0 million compared to $39.3 million in the prior year period due primarily to new member additions. Income before tax for the Established Markets increased to 29% of revenue in the third quarter of 2012 compared to 23% in the prior year period.

Third quarter US GAAP net income increased to $4.3 million, or $0.10 per diluted share, which includes the positive impact of $1.7 million on sale of Zero Emission Vehicle (ZEV) credits, compared to net income of $651,000, or $0.02 per diluted share in the prior year period.

Non-GAAP Results

Adjusted EBITDA for the 2012 third quarter increased to $6.5 million, which excludes the aforementioned $1.7 million in ZEV credits, compared to $4.6 million in the prior year period as a result of revenue growth and operating leverage.

"Our results reflect another quarter of solid revenue growth and increased profitability," commented Ed Goldfinger, Chief Financial Officer. "The margin expansion we reported reflects continued operational efficiencies as well as the positive impact of the transition of our domestic fleet to lower cost ABS financing which has progressed ahead of plan for the year."

Outlook

For the 2012 fourth quarter, Zipcar expects revenue in the range of $67 million to $71 million. Adjusted EBITDA for the period is expected to range from $4.5 million to $7.5 million and US GAAP net income is expected to range from break-even to $3.0 million. For the full year 2012, revenue is expected in the range of $275 million to $279 million. Full year 2012 adjusted EBITDA is expected to range from $14.5 million to $17.5 million and US GAAP net income is expected to range from $1.0 million to $4.0 million. The above guidance incorporates the estimated impact from Hurricane Sandy with respect to lost revenue, vehicle damage and increased operating costs. Zipcar's average share count is expected to be approximately 40 million shares for the fourth quarter and full year. Common stock equivalents of approximately 1.5 million shares would be included to the extent Zipcar records positive US GAAP net income.

Conference Call, Webcast, and Slide Presentation

Zipcar will host a conference call today at 4:30 pm Eastern Time to discuss its 2012 third quarter results and financial outlook. To access the conference call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the investor relations section of Zipcar's website at http://ir.zipcar.com.

If you are unable to listen to the live conference call, a replay will be available through November 15, 2012, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay conference ID number 401516#. An archived version of the webcast will also be available under the investor relations section of Zipcar's website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world's leading car sharing network with more than 767,000 members and 10,000 vehicles in urban areas and college campuses throughout the United States, Canada, the United Kingdom, Spain and Austria. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. Zipcar, Inc., or the Company, defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest expense, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes, loss of equity-method investee, other income related to Zero Emission Vehicle credits and other gains or losses associated with events of a non-recurring nature. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company's core operating results from period to period after removing the impact of changes in the Company's capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company's service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company's board of directors as well as in the Company's annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company's financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's continued rollout of its Zipvan service and the Company's financial guidance for the fourth quarter of 2012 and for the full year 2012. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company's ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates or may operate, the Company's ability to continue to promote and maintain its brand in a cost-effective manner, the Company's ability to manage growth, the Company's ability to successfully expand its business internationally, and other risks detailed in the Company's publicly available filings with the Securities and Exchange Commission, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

ZIP-F

Contacts:

Investor Relations:

Jonathan Schaffer or Mandy Cheuk, The Blueshirt Group

Phone: 212-871-3953 (Jonathan) or 212-331-8430 (Mandy)

Email: ir@zipcar.com

Media Relations:

Karen CK Drake, Vice President of Communications, Zipcar

Phone: 617-336-4323

Email: pr@zipcar.com

Zipcar, Inc
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
(in thousands, except share and per share data)

Revenue	$ 78,232	$ 68,059	$ 208,174	$ 178,751
Cost and expenses
Fleet operations	45,814	43,365	129,472	118,856
Member services and fulfillment (1)	5,515	5,543	14,770	14,681
Research and development (1)	1,279	1,083	3,271	3,055
Selling, general and administrative (1)	20,540	15,803	55,350	43,213
Amortization of acquired intangible assets	742	956	2,381	3,023
Total operating expenses	73,890	66,750	205,244	182,828
Income (loss) from operations	4,342	1,309	2,930	(4,077)
Other income (expense)
Interest income	95	45	248	65
Interest expense	(1,244)	(810)	(3,239)	(7,795)
Other, net	1,017	(186)	576	528
Income (loss) before income taxes	4,210	358	515	(11,279)
Provision (benefit) for income taxes	1	(304)	(56)	(264)
Net income (loss)	4,209	662	571	(11,015)
Less: net (income) loss attributable to redeemable noncontrolling interest	111	(11)	279	1
Net income (loss) attributable to Zipcar, Inc.	$ 4,320	$ 651	$ 850	$ (11,014)

Net income (loss) attributable to common stockholders per share:
Basic	$ 0.11	$ 0.02	$ 0.02	$ (0.42)
Diluted	$ 0.10	$ 0.02	$ 0.02	$ (0.42)
Weighted average number of common shares outstanding used in computing per share amounts:
Basic	39,961,460	38,904,375	39,784,986	26,039,538
Diluted	41,434,740	42,479,718	41,737,033	26,039,538

(1) Stock-based compensation is included in above line items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Member services and fulfillment	$ 54	$ 20	$ 151	$ 69
Research and development	66	39	156	120
Selling, general, and administrative	1,412	1,056	3,887	2,880
	$ 1,532	$ 1,115	$ 4,194	$ 3,069

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Adjusted EBITDA
Net income (loss) attributable to Zipcar, Inc.	$ 4,320	$ 651	$ 850	$ (11,014)
Stock compensation	1,532	1,115	4,194	3,069
Amortization	742	956	2,381	3,023
Non-vehicle depreciation	872	615	2,173	1,781
Acquisition and integration cost	438	1,548	1,539	3,537
Loss of equity-method investee	389	-	701	-
Non-vehicle interest expense	37	31	101	5,068
Interest income	(95)	(45)	(248)	(65)
Taxes	1	(304)	(56)	(264)
Preferred stock warrant liability adjustment	-	-	-	724
Zero Emission Vehicle credits	(1,732)	-	(1,732)	(861)
Adjusted EBITDA	$ 6,504	$ 4,567	$ 9,903	$ 4,998

Zipcar, Inc
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
	2012	2011
(in thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$ 43,380	$ 61,658
Short-term marketable securities	21,511	24,788
Accounts receivable, net of allowance for doubtful accounts	9,510	7,452
Restricted cash	9,235	381
Prepaid expenses and other current assets	15,127	13,665
Total current assets	98,763	107,944
Long-term marketable securities	17,547	13,809
Property and equipment, net	175,839	103,789
Goodwill	107,430	99,696
Intangible assets	3,561	4,754
Restricted cash	10,082	7,277
Deposits and other noncurrent assets	16,414	7,269
Total assets	$ 429,636	$ 344,538
Liabilities and Equity
Current liabilities
Accounts payable	$ 7,161	$ 6,069
Accrued expenses	27,207	20,003
Deferred revenue	23,359	19,369
Current portion of capital lease obligations and other debt	18,097	11,367
Total current liabilities	75,824	56,808
Capital lease obligations and other debt, net of current portion	115,372	58,908
Deferred revenue, net of current portion	4,988	4,659
Other liabilities	484	2,313
Total liabilities	196,668	122,688

Commitments and contingencies

Non-controlling interest	1,248	400
Stockholders' equity:
Common stock, $0.001 par value	40	40
Additional paid-in capital	300,632	294,107
Accumulated deficit	(71,801)	(72,651)
Accumulated other comprehensive (loss) gain	2,849	(46)
Total stockholders' equity	231,720	221,450
Total liabilities and equity	$ 429,636	$ 344,538

Zipcar, Inc
Key financial and operating metrics
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Key Financial and Operating Metrics:
Ending members	767,481	649,627	767,481	649,627
Ending vehicles	10,645	9,489	10,645	9,489
Usage revenue per vehicle per day	$ 65	$ 65	$ 63	$ 62
Total revenue per member per period	$ 103	$ 108	$ 286	$ 298
Cost per new account	$ 70	$ 55	$ 77	$ 59
Average monthly member retention	97.3%	97.3%	97.7%	97.8%
Adjusted EBITDA (in thousands)	$ 6,504	$ 4,567	$ 9,903	$ 4,998

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Established Markets:
Ending members	391,422	340,814	391,422	340,814
Ending vehicles	5,495	5,006	5,495	5,006
Usage revenue per vehicle per day	$ 70	$ 70	$ 69	$ 68
Revenue (in thousands)	$ 45,016	$ 39,313	$ 117,565	$ 100,831
Income before tax (in thousands)	$ 13,005	$ 9,061	$ 28,496	$ 21,081